EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered  on July 31st,, 2012 __________ (the “Effective Date”), by and between ZAP, a California company  (the “Employer”, also referred to as the “Company”) and Chuck SCHILLINGS (the “Executive”).

WHEREAS, the Executive is currently employed as Chief Operating Officer of ZAP; and

WHEREAS, the Employer and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive as Co-CEO of ZAP effective July 31st, 2012, reporting to the board of directors of ZAP.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.           Employment Agreement.  On the terms and conditions set forth in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer.  Terms used herein with initial capitalization not otherwise defined are defined in Section 22. The scope of responsibilities and reporting structure is described in Attachment 1. The Executive is employed at will, and either the Employer or Executive can terminate employment with 60 days’ notice unless the Executive was terminated for cause. The Executive is employed as Co-CEO of ZAP responsible for ZAP USA operations and ZAP and Jonway Auto’s international marketing and sales, as well as customer support, reporting to the board.

2.           Compensation; Benefits; Restricted Stock Grant.

(a)           Base Salary.  During the Employment Period, the Employer shall pay to the Executive a base salary (the “Base Salary”), per the attachment.  The Base Salary shall be reviewed by the Compensation Committee of the Board of Directors no less frequently than annually and shall be adjusted in the discretion of the Compensation Committee of the Board of Directors, and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement.  The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures.

(b)           Annual Bonus. Upon profitability and contingent on the Company’s successful delivery to forecasted quarterly financial plan, an annual bonus may be granted if proposed by the Compensation Committee of the Board of Directors and approved by the Board of Directors of the Company.

(c)           Withholding; Employer Compensation Plans.  All compensation provided to the Executive pursuant to Section 6 shall be (1) in accordance with the Employer’s compensation plans and policies, and (2) less applicable deductions and withholding as determined by the Employer.

(d)           Stock Option Grant. Upon his joining into the Company,  the Executive will receive a stock option to purchase 400,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, which is specified as the Executive’s effective date as Co-CEO, subject to board approval.  25% of the shares subject to the option shall vest 12 months after the date vesting begins subject to Executive’s continuing employment with the Company, and the remaining shares shall vest annually over the next three years in equal annual amounts subject to Executive’s continuing employment with the Company (“Standard Vesting Terms”).  No right to any stock or stock equivalent is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.  In addition, contingent on the achievement of certain targets to be determined by the Board of Directors and subject to approval of the Board of Directors, the Executive shall have the right to earn additional options or option equivalents to purchase up to 150,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors.  Any such awards will vest on Standard Vesting Terms.  The Executive’s participation in any employee share or option plan is subject to compliance with the applicable laws and regulations.  The Company reserves the right to alter the terms of any employee share or option plan offered to the Executive to comply with regulatory requirements. This stock option is governed by the Company’s Employee Stock Option Plan.

3.           Position and Responsibilities.

(a)           Position.  The Executive shall serve as Co-Chief Executive Officer responsible for ZAP’s US operations and support of ZAP and Jonway Auto’s international sales, marketing and customer support, reporting to the Employer’s Board of Directors, although the Employer may change the Executive’s title and supervisor(s) in its reasonable discretion.  The Executive’s responsibilities shall include those duties designated by the Employer.

(b)           Best Efforts.  The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer and the Company Affiliates.

4.           Place of Performance.  During the Employment Period, the Executive shall be based primarily at an office of the Employer designated by the Employer (currently Santa Rosa, California), except for reasonable travel on the Employer’s business consistent with the Executive’s position.

5.           Compliance with Employer’s Policies.  The Executive agrees to observe and comply with the policies and rules of the Employer unless such compliance is inconsistent with the terms of this Agreement.

7.           Expenses.  The Executive is authorized to incur reasonable and necessary expenses in the performance of the Executive’s duties hereunder.  The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

8.           Confidentiality, Non-Disclosure and Non-Competition Agreement.  The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive has had access to, will have access to, and may assist in developing Company Confidential Information.  The Employer and the Executive further acknowledge and agree that the Executive will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates.  The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Employer and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and the Company Affiliates:

(a)           Non-Disclosure.  During and after the Executive’s employment with the Employer, the Executive will not disclose or transfer to any person or entity or use for the Executive’s or any other person’s or entity’s benefit any Company Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer.  Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply when disclosure is required by law or by any court, arbitrator, or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information.

(b)           Materials.  The Executive will not remove any Company Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business.  The Employer acknowledges that the Executive, in the ordinary course of the Executive’s duties, may use and store Company Confidential Information at home and other locations.  The Executive will return to the Employer or destroy (at Employer’s election) all Company Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event immediately upon termination of the Executive’s employment for any reason.  Anything to the contrary notwithstanding, nothing in Section 8(b) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including information relating to compensation or reimbursement of expenses, information that is necessary for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.

(c)           Publicity.  During the Employment Period, the Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate.

(d)           Non-Disparagement.  After the Executive’s employment with the Employer, the Executive will not make to any person or entity, including without limitation the media, any false, disparaging, or derogatory statements or comments about the Employer, any Company Affiliate, its or their business affairs, or any of its or their current or former employees.

(e)           Acknowledgment.  The Executive acknowledges that the covenants in Section 8 have a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive and the Executive’s family for the full duration of these covenants, and that, as a result of the foregoing, if the Executive breaches any such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of such covenant would be proper.

(f)           Enforcement.  The Executive acknowledges that in the event of any breach or threatened breach by the Executive of any of the covenants in Section 8, the business interests of the Employer will be irreparably injured, the full extent of the damages to the Employer will be impossible to ascertain, monetary damages may not be an adequate remedy for the Employer, and the Employer will be entitled to enforce such covenants by temporary, preliminary, or permanent injunctive relief or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives.

(g)           Modification; Severability.  If any of the restrictions contained in Section 8 are determined by any court of competent jurisdiction or other adjudicator to be unenforceable in any respect, then the Executive and the Employer agree that the court or adjudicator shall interpret and modify such restriction(s) to the maximum extent in all respects as to which it/they may be enforceable.  The Executive and the Employer further agree that such modified restriction(s) shall be enforced by the court or adjudicator.  In the event that modification is not possible, then the Executive and the Employer agree that, because each of the Executive’s obligations in Section 8 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

(h)           Conflicting Obligations and Rights.  The Executive agrees to inform the Employer of any apparent conflicts between the Executive’s work for the Employer and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Employer’s behalf.  The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

9.             Termination of Employment.  Executive’s employment with the Employer is for no specified period and constitutes at will employment.  As a result, Executive is free to resign at any time, for any reason or for no reason.  Similarly, the Employer is free to conclude its employment relationship with Executive at any time, with or without cause, and with or without notice.

10.           Indemnification.  During the Employment Period and thereafter, the Employer shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to other similarly situated executives.

11.           Attorney’s Fees.  In the event of any dispute relating to or arising from this Agreement, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred in connection with litigating such dispute.

12.           Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.           Survival.  It is the express intention and agreement of the parties hereto that certain provisions in this Agreement shall survive according to their terms the termination of the Executive’s employment.

15.           Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable to any Company Affiliate or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation.  The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

16.           Binding Effect.  Subject to any provisions in this Agreement restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17.           Amendment; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.           Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19.           Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).  With regard to any claims, complaints or proceedings brought related to the parties’ obligations under this Agreement, at all times each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in San Francisco, California.

20.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties respecting the subject matter herein, there being no representations, warranties or commitments except as set forth herein.

21.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22.           Definitions.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.

“Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer, CapitalSource Inc. or any Company Affiliate or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between the Employer or Company Affiliate and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 8(d), in each case, received by the Executive in the course of the Executive’s employment by the Employer or in connection with the Executive’s duties with the Employer.  Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to the Executive’s employment by the Employer, shall not be considered Company Confidential Information.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated by the Employer or the Executive, the date specified in the Notice of Termination; or (iii) if the Executive’s employment ends because of Non-Renewal, the date on which the Initial Term or the Extended Term, as the case may be, expires.  Notwithstanding the foregoing the Executive’s Date of Termination shall mean the date of the Executive’s separation from service as defined in Section 409A.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

“EXECUTIVE”

_________________________________
Charles Schillings

“EMPLOYER”

ZAP

By:______________________________

Name:
Title:    Chairman of the Board of ZAP